Exhibit 10.38

May 17, 2010

Neal Goldman

P.O. Box 566

York, ME 03909

USA

Dear Neal:

Skype Inc. (“Skype” or the “Company”) is pleased to offer you employment in the exempt position of Chief Legal and Regulatory Officer, reporting to Josh Silverman CEO, at a bi-weekly salary of US$17,308.00, which is equivalent to an annualized salary of US$450,008.00. In addition, the Company may award you discretionary bonuses from time to time. The Company shall periodically review (at least annually) your compensation and benefits, provided that any changes thereto shall be determined by the Company in its sole and absolute discretion.

You will be eligible to participate in the Skype Bonus Plan with semi-annual bonuses based on individual achievement as well as Company performance. Your annual target bonus is 50% of your base salary. The two semi-annual bonus periods are from January 1 through June 30 and from July 1 through December 31. To be eligible to receive any Skype Bonus Plan bonus, you must be employed for a full calendar quarter and you must be employed on the date the bonus is paid. The payment of any bonus is at the Company’s sole and absolute discretion and subject to the terms and conditions of the Skype Bonus Plan and achievement of individual and Company performance objectives as determined by the Company in its sole discretion. The Company reserves the right to amend, change or cancel the plan at its sole discretion.

You shall be eligible to participate in all employee benefit programs and perquisites, including health, dental, life and AD&D as well as Skype 401k retirement plan and other related benefit perks and programs of the Company as are made available by the Company to its similarly situated executives, and to the extent that you are eligible under the general provisions thereof.

You will be expected to devote your full working time and attention to the business of the Company, and will not render services to any other business without the prior approval of the Company or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

You will be allocated a bi-weekly housing allowance of $2,885 net of any social security contributions or income tax, throughout your period of secondment in Luxembourg, which is equivalent to an annualized allowance of $75,010 net.

Skype will assist you with your expenses associated with your secondment to Luxembourg, subject to the terms and conditions of the Company’s relocation policy. Details regarding your secondment relocation will be provided under separate cover by our relocation services provider.

You will be eligible to participate in the Skype Global Sarl Equity Incentive Plan (“the Plan”). It will be recommended to the Compensation and Nominations Committee (“the Committee”) of the Board of Directors of Skype Global Sarl that you be granted a stock option to purchase 17,500 shares of Skype Global Sarl’s common stock (the “Option”). The Option, if granted, will be subject to the terms and conditions of the Plan as well as the terms and conditions of the stock option agreement (which will be provided to you as soon as practicable after the grant date determined at the next available meeting of the Committee). The exercise price for the Option will be no less than the fair market value of Skype Global’s common stock on the date of grant. The Option will vest on both a time basis (as to 40% of the shares) and a performance basis (as to 60% of the shares), as more fully described in the stock option agreement.

Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation.

Your employment with the Company is “at will” pursuant to California law, and either you or the Company may terminate the employment at any time, with or without cause. The at-will nature of the employment relationship can only be changed by written agreement signed by the Company’s Human Resources Director or another officer of the Company. Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by the Company from time to time in its sole discretion. Notwithstanding the foregoing, the Company agrees that if your employment with the Company is terminated without Cause, or if you terminate your employment for Good Reason within one (1) year of the employment start date the Company shall give you US$1,000,000, payable in six (6) equal monthly installments immediately following the effective date of the below-referenced general release of claims. If your employment with the Company is terminated without Cause, or if you terminate your employment for Good Reason after one (1) year of the employment start date the Company shall give you (i) in the event of a termination by the Company without Cause, six calendar months’ notice of the termination (or, at the Company’s sole option, six months of base salary in lieu of notice, payable in six (6) equal monthly installments immediately following the effective date of the below-referenced general release of claims and (ii) in event of your termination for Good Reason, six months of base salary continuation. In all cases of payment pursuant to this paragraph, such payments shall be conditioned upon your execution, within sixty (60) days following your separation from service, of a general release of claims in favor of and in a form reasonably acceptable to the Company, and agreement not to revoke the general release. No notice to you shall be required in the event of a termination for Cause. Conversely, you agree to give the Company three calendar months’ notice of your resignation for any reason.

For purposes of this offer, no payment will be made to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code, and Section 1.409A-1(h) of the regulations promulgated thereunder. For purposes of this offer, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“SECTION 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this offer in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payments shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this offer is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this offer may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

For purposes of this offer, “Cause” shall mean any of the following: (i) your failure or willful refusal to substantially perform your assigned duties, other than failure resulting from your death or complete incapacity due to physical or mental illness or impairment; (ii) an act by you that constitutes misconduct and that is materially injurious to the business or reputation of Skype or any of its affiliates or subsidiaries (collectively, the “Companies”); (iii) a material violation by you of any law or regulation relating to the business of any of the Companies; (iv) a breach by you of the fiduciary duty to any of the Companies; or (v) your conviction of any felony or any crime involving moral turpitude or dishonesty.

For purposes of this offer, “Good Reason” shall mean your termination of employment on account of: (i) a material diminution in your base salary or target bonus, other than a decrease of less than 10% that applies to employees generally of the Company or its affiliated entities; (ii) a relocation of your primary work location by more than 50 miles; or (iii) your ceasing to have an officer title of Chief Legal and Regulatory Officer with the Company or its affiliated entities (regardless of whether it is an elected position), in each case without your prior written consent; provided that, within 90 days following the first occurrence of any of the events set forth herein, you shall have delivered written notice to the Company of your intention to terminate your employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to your right to terminate employment for Good Reason, the Company or its affiliates shall not have cured such circumstances within 30 days following the Company’s receipt of such notice and you resign within 60 days of the end of the cure period.

All of us at Skype are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration rather than by a jury court or administrative agency. The Company will bear those expenses unique to arbitration. Please review the enclosed Mutual Arbitration Agreement carefully.

As a condition of your employment, you must complete both the Mutual Arbitration Agreement and the enclosed Employee Proprietary Information and Inventions Agreement prior to commencing employment. In part, the Employee Proprietary Information and Inventions Agreement requires that a departing employee refrain from unauthorized use or disclosure of the Company’s confidential information (as defined in that Agreement). If you should have any questions about the Employee Proprietary Information and Inventions Agreement, please call me. Otherwise, please sign and date this document and return it to me in the enclosed envelope.

This letter, the Mutual Arbitration Agreement, and the Employee Proprietary Information and Inventions Agreement contain the entire agreement with respect to the subject matter hereof. Should you have any questions with regard to any of the items indicated above, please contact Kim Tran at kim.tran@skype.net. Kindly indicate your consent to this agreement by signing copies of this letter, the Mutual Arbitration Agreement, and the Employee Proprietary Information and Inventions Agreement and returning them to Kim Tran by the close of business on 24th of May 2010.

This offer is contingent upon completion of satisfactory background verification. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this letter.

We are excited at the prospect of you joining our team. We look forward to having you on board!

Very truly yours,

/s/ KIM TRAN

HR, Skype Americas

ACCEPTED:

/s/ NEAL GOLDMAN
Neal Goldman

/s/ 6/3/10
Date

Anticipated Start Date: /s/ 6/1/10

MUTUAL ARBITRATION AGREEMENT

This Mutual Arbitration Agreement (“Agreement”) is entered into between Skype Inc (“Employer”) and the employee named below (“Employee”), in consideration of Employee’s employment or continued employment with Employer.

The parties to this Agreement agree to arbitrate any and all disputes, demands, claims, or controversies (collectively, “claim” or “claims”) they may have against each other (including their current and former parents, affiliates, subsidiaries, agents, owners, officers, directors, or employees), which arise from or relate to this Agreement, any other agreement between Employee and Employer, the employment relationship between Employee and Employer, or services provided to Employer whether as an employee, consultant or otherwise, including without limitation the recruitment, formation and termination thereof, whether the claims arise in law or equity, in tort, contract, or pursuant to statute, regulation or ordinance, under local, state or federal law now in existence or which may in the future be enacted or recognized. The claims covered by this Agreement encompass all disputes between Employee and Employer, including, but not limited to, claims under Title VII of the Civil Rights Act, as amended; the California Fair Employment & Housing Act; the Civil Rights Act of 1991; the Older Workers’ Benefit Protection Act; the Family and Medical Leave Act; the California Family Rights Act; the Age Discrimination in Employment Act, as amended; the Americans with Disabilities Act, 42 U.S.C. Section 1981; the Fair Labor Standards Act; and the California Labor Code. The only claims not covered by this Agreement are claims for workers’ compensation benefits to remedy work-related injury or illness, claims for unemployment compensation benefits, claims for state or federal disability insurance, and any other claim required by law to be resolved in a forum other than arbitration, which claims shall be resolved in the appropriate forum as required by the laws then in effect.

Employer and Employee understand and agree that the arbitration of the claims covered by this Agreement shall be the sole and exclusive method of resolving any and all existing and future claims as described in the preceding paragraph. However, nothing in this Agreement shall be interpreted as restricting or precluding Employee from filing a charge with, or from participating in an administrative investigation of a charge before, any appropriate government agency; provided that any claim that is covered by this Agreement shall be resolved in arbitration to the fullest extent permitted by the laws then in effect.

The parties understand and agree that the arbitration shall be confidential and shall be conducted by a neutral arbitrator in accordance with the then applicable rules issued by the American Arbitration Association (“AAA”), provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1283.05 or any other discovery required by law in arbitration proceedings. A copy of the current AAA Rules can be found at www.adr.org and a printed copy will be provided to Employee upon request. To the extent that any of the rules issued by the AAA or anything in this Agreement conflict with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. Either party may file pre-hearing motions directed at the legal sufficiency of a claim or defense equivalent to a motion to dismiss or motion for summary judgment or summary adjudication prior to the arbitration hearing, and the arbitrator shall apply the standards governing such motions under applicable law.

Mutual Arbitration Agreement- Calif.	-5-

Employer and Employee understand and agree that the decision or award of the arbitrator shall be final and binding upon the parties. The arbitrator shall issue a written decision and award that sets forth the essential findings and conclusions on which the award is based. The arbitrator shall have the authority to determine if an issue or claim is subject to this arbitration obligation, and to award any legal or equitable relief authorized by law in connection with the asserted claim. The arbitrator’s award shall be subject to correction, confirmation or vacation, to the extent provided by the then applicable AAA rules and applicable law setting forth the standard of judicial review of arbitration awards. If necessary for enforcement, any awards or orders by the arbitrator may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. Employer and Employee agree that nothing in this agreement is intended to prevent either Employer or Employee from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

The parties agree to file any demand for arbitration within applicable statutes of limitations for the asserted claims. Failure to demand arbitration within this prescribed time period shall bar the claims as provided by law.

The arbitration shall be conducted in Santa Clara County, California or, at Employee’s option, the county in which Employee resided at the time the arbitrable claim arose. The parties understand and agree that Employer will bear all AAA arbitration fees and administrative costs in excess of the amount of administrative fees and costs that Employee otherwise would have been required to pay if the claims were litigated in court. The arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the claim authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by applicable law. If there is a dispute as to whether or to what extent Employer or Employee is the prevailing party in the arbitration, the arbitrator will decide this issue.

Employer and Employee understand and agree that the arbitration of claims subject to this Agreement shall be instead of a trial before a court or jury or an administrative proceeding. The parties further understand and agree that, by signing this Agreement, they are expressly waiving any and all rights to a trial before a court or jury or to an administrative proceeding regarding any claim which they now have or which they may in the future have that are subject to arbitration under this Agreement.

Neither the terms nor the conditions described in this Agreement are intended to create a contract of employment for a specific duration of time or to limit the circumstances under which the parties’ employment relationship may be terminated. Employee is free to resign at any time. Similarly, Employer may terminate the employment relationship without cause or advance notice at any time.

Employer and Employee understand and agree that this Agreement and its validity, construction and performance, as well as claims arising under or subject to arbitration under this Agreement, shall be governed by the laws of the State of California, or the State where Employee primarily works or worked, if not California, at the time the arbitrable claim arose, or federal law, if applicable.

Mutual Arbitration Agreement- Calif.	-6-

The parties further understand and agree that this Agreement contains the complete agreement between Employer and Employee regarding the subjects covered in it and that it supersedes any and all prior representations and agreements between the parties, whether written or oral. The terms of this Agreement can be modified only by a written document signed by Employer’s Senior Vice President of Human Resources and Employee. The provisions of this Agreement shall survive any termination of Employee’s employment with Employer.

The parties understand and agree that if any term or portion of this Agreement shall, for any reason, be held to be invalid or unenforceable, then the remainder of this Agreement shall not be affected and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

Employer and Employee understand and agree that they have been advised to consult with an attorney of their choosing before signing this Agreement, and that they have had an opportunity to do so. The parties further agree that they have read this Agreement carefully and understand that by signing it, they are WAIVING ANY RIGHT TO A TRIAL OR HEARING BEFORE A COURT OR JURY OR BY ADMINISTRATIVE PROCEEDING OF ANY AND ALL DISPUTES AND CLAIMS SUBJECT TO ARBITRATION UNDER THIS AGREEMENT.

Date:	/s/ May 12, 2010	/s/ NEAL GOLDMAN
Employee Signature

/s/ Neal D. Goldman
Employee Name (Please Print)

Skype Inc.

Date:		By:	/s/ KIM TRAN

Its:

Mutual Arbitration Agreement- Calif.	-7-

SKYPE INC.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by Skype, Inc. and all current, past and future parents, subsidiaries, affiliated companies and/or successors (including without limitation all direct and indirect subsidiaries) (each, including Skype, Inc. a “Skype Company” and “‘Skype Companies”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.	Definitions

1.	Inventions. The term “Inventions” means any invention (whether or not patentable) or work of authorship, including without limitation any and all ideas, concepts, information, improvements, discoveries, developments, designs, formulae, materials, processes, procedures, techniques (including manufacturing processes, procedures, and techniques), mask works, know-how, artwork, data, programs, software, source and object codes, and any other works of authorship or other copyrightable or patentable works.

2.	Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information and all trade secrets of any Skype Company including without limitation, information related to a Skype Company’s business or its actual or demonstrably anticipated research or development. By way of illustration but not limitation, Proprietary Information includes (a) Inventions; (b) information regarding products, plans for research and development, marketing, selling, market research and analysis, business, business plans, strategies, technology, technical plans, financial information, budgets, unpublished financial statements, contracts, licenses, prices, costs, suppliers, developers, distributors, vendors, users, and customers; (c) information regarding the skills, responsibilities and compensation of Skype Company employees, contractors and other service providers; and (d) the existence and content of any business, technical, strategic and/or financial discussions, negotiations, or agreements between a Skype Company and any other party. For the avoidance of doubt, Proprietary Information shall not include information which (i) is already within my independent knowledge and the use and disclosure of such information is not subject to any other obligation of confidentiality or restricted use; and (ii) is or comes into the public domain or otherwise ceases to be of a confidential nature other than as a result of an act or omission by myself;

3.	Intellectual Property Rights. The terms “Intellectual Property Rights” means all patents, copyrights, trademarks, trade dress, trade secrets, mask work rights, and all other intellectual property rights recognized by the laws of any jurisdiction or country.

2.	Confidentiality

1.	Recognition of Skype Company Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any Skype Company’s Proprietary Information, except as such disclosure or use is required in connection with my work for the Skype Companies, unless expressly authorized by an officer of any Skype Company in writing. I will obtain the written approval of the Skype Company which employs me before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at any Skype Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in any and all Proprietary Information and recognize that all Proprietary Information shall be the sole and exclusive property of the Company and its assigns.

2.	Third Party Information. I understand, in addition, that the Skype Companies have received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on such Skype Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Skype Company personnel who need to know such information in connection with their work for the Skype Company) or use, except in connection with my work for a Skype Company, Third Party Information, unless expressly authorized by an officer of a Skype Company in writing.

3.	No improper Use of Information of Prior Employers and Others. During my employment by the Company, any other Skype Company or any affiliates or predecessors, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company or any other Skype Company or use or disclose any unpublished documents or any property belonging to any former employer or other third party to whom I have an obligation of confidentiality unless consented to in writing by that former employer or other third party. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by a Skype Company.

3.	Assignment of Inventions.

1.

Prior Inventions; Third Party Software Licenses. I have disclosed on Exhibit A (Prior Inventions) attached hereto complete and accurate list of all Inventions that I have, or I have caused to be, alone or with others, conceived, developed, made, or reduced to practice prior to the commencement of my employment by the

Company, any other Skype Company, or any affiliates or predecessors, in which I or a third party have or purport to have any ownership interest in or a license to use and wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached or no Prior Inventions are listed in Exhibit A, I represent and warrant that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into any Skype Company product, process, machine or other work, I hereby grant the Company a non-exclusive, perpetual, fully paid-up and royalty-free irrevocable and worldwide license (with rights to sublicense through multiple levels of sublicensees) to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, modify, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Skype Company’s Company Inventions without the express prior written consent of the legal department of a Skype Company. In addition, I agree that I will not incorporate into any Skype Company software or otherwise deliver to any Skype Company any software code licensed under the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by the Skype Company without the express prior written consent of the legal department of a Skype Company.

2.	Assignment of Inventions. Subject to the section titled “Government or Third Party,” except for Inventions that I can prove qualify fully under Section 2870 of the California Labor Code (or an otherwise applicable analogous law in another jurisdiction) (hereinafter “Section 2870”) or that I have set forth on Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first conceived, reduced to practice, or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto), whether or not patentable or registrable under the Copyright Act or similar statutes, made, conceived, reduced to practice or learned by me, either alone or with others, during the period of my employment by the Company (including any other Skype Company and its and their affiliates and predecessors). Inventions assigned to the Company, or to a third party as directed by the Company pursuant to the section titled “Government or Third Party,” are hereinafter referred to in this Agreement as “Company Inventions.” I have reviewed the notification on Exhibit B (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

3.	Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

4.	Obligation to Keep the Company Informed. During the period of my employment, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or with others, including any that might be covered under Section 2870. In addition, during the period of my employment, I will promptly disclose to the Company fully and in writing all patent applications filed by me, on my behalf, or in which I am named as an inventor or co-inventor. At the time of each disclosure under this paragraph, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence any confidential information disclosed in writing by me to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

5.	Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

6.	Assignment of Work Product. I hereby assign and agree to assign in the future to the Company ownership of all right, title and interest in and to any and all work product, including all Intellectual Property Rights contained therein, made or created by me pursuant to this Agreement that are not covered by the sections titled “Assignment of Inventions” and “Works for Hire” above, if any. All works made for hire and all work product assigned to the Company pursuant to the sections titled “Works for Hire” and “Assignment of Work Product” are hereinafter referred to as “Company Works”.

7.

Enforcement of Intellectual Property Rights. During the period of my employment and thereafter, I will assist the Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights (including Intellectual Property rights relating to Company Inventions and Company Works) in any and all countries. To that end, I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver all documents and other instruments necessary to effectuate such assignments of such Intellectual Property Rights to the Company or its designee. My obligation to assist the Company with respect to Intellectual Property Rights relating to Company Inventions and Company Works in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

8.	Appointment of the Company as Attorney-In-Fact. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for, in, and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.

9.	Artist’s and Moral Rights. If I have any rights in any Company Works or Company Inventions, including without limitation “artist’s rights” or “moral rights,” that cannot be assigned pursuant to this Agreement, I hereby unconditionally and irrevocably waive enforcement worldwide of such rights against the Company (and its licensees), and agree, at the Company’s expense and request, to consent to and join in any action to enforce such rights. In the event that I have any such rights that cannot be assigned or waived, I hereby unconditionally and irrevocably grant to the Company an exclusive, worldwide, irrevocable, fully paid-up and royalty-free perpetual license (with rights to sublicense through multiple levels of sublicensees) to use, reproduce, distribute, create derivative works of, publicly perform and publicly display in any medium or form, whether now known or later developed, make, have made, modify, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Company Works and Company Inventions.

10.	Waiver of Claims for Infringement. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for ownership and/or infringement of any Intellectual Property Rights assigned hereunder to the Company.

4.	Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions and Company Works made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

5.	Additional Activities. I agree that, during the term of my employment by the Company, I will not, without the Company’s express written consent, engage in any employment or business activity that is competitive with the Company or another Skype Company or would otherwise conflict with or impair the interests of the Skype Companies or my employment by the Company. I agree that I will not use any of the Company’s resources except in my work for the Company.

6.	Non-Solicitation of Skype Company Employees, Consultants And Independent Contractors, Customers, Users, Business Partners, etc. I agree that during my employment with the Company and for one (1) year after the date of the termination of my employment, I will not, without the Company’s express written consent, directly or indirectly, encourage, induce or solicit, or attempt to encourage, induce or solicit, any actual or prospective employee, independent contractor or consultant of a Skype Company not to enter into or to terminate his, her or its relationship with a Skype Company or to become an employee, consultant or independent contractor to or for any other person or entity other than a Skype Company. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and/or termination of Skype Company employees, consultants and independent contractors. I further agree that, during my employment, I will not disrupt, damage, impair or interfere with the business of the Company, whether by way of disrupting its relationships with customers, users, business partners, agents, representatives, developers, distributors, suppliers, or vendors or otherwise, or, at any time, take such actions by means of any use of Proprietary Information, any other breach of this Agreement, or any other wrongful conduct.

7.	No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement with any former employer or other third party, including any noncompete agreement or any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I further represent that I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict herewith.

8.	Return of Company Property. Upon termination of my employment or upon the Company’s request at any other time, I will deliver to the Company any and all of the Company’s (and any other Skype Company’s) property, equipment, drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Company Works, Third Party Information or Proprietary Information of the Company (or any other Skype Company), and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information (including but not limited to any information contained upon my Company computer) before I return it to the Company. I further agree that any property situated on the premises of and owned by any Skype Company (including without limitation disks and other storage media, filing cabinets or other work areas) is subject to inspection by personnel of that Skype Company or its agents at any time with or without notice. Prior to leaving, I will cooperate with the Company in attending an exit interview and completing and signing the Company’s termination statement.

9.

Legal and Equitable Remedies. I acknowledge that, because my services are personal and unique and/or because I may have access to and become acquainted with the Proprietary Information of the Skype Companies, any breach of this Agreement by me would cause irreparable injury for which monetary damages would not be an adequate remedy and, therefore, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief (without bond and without prejudice to the fullest extent permitted by law). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

10.	Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

11.	Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, by the Company’s provision of a copy of this Agreement or otherwise.

12.	General Provisions.

1.	Governing Law; Jurisdiction. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and construed under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different jurisdiction. I hereby expressly consent to the personal jurisdiction of and venue in the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by the Company arising from or related to this Agreement. Notwithstanding the foregoing, if I have executed a Mutual Arbitration Agreement in connection with the commencement or continuation of my employment, all claims or disputes arising from or relating to this Agreement will be resolved as provided therein. Nothing herein is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

2.	Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired, and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

3.	Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

4.	Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor-in-interest or other assignee.

5.	Employment. I agree and understand that my employment with the Company is “at will” and that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

6.	Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of such provision on any other occasion or a waiver of any other provision. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

7.	Export. I agree to abide by all U.S. export laws and regulations.

8.	Entire Agreement. The obligations pursuant to sections of this Agreement titled “Confidentiality” and “Inventions” shall apply to any time during which I was previously employed or engaged, or am in the future employed or engaged by a Skype Company as an employee or independent contractor, if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and a duly authorized officer of the Company. Any subsequent change or changes in my duties, salary, compensation or other terms and conditions of employment will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, any other Skype Company, or any affiliates or predecessors.

I acknowledge that I have read this Agreement carefully, understand its terms, and have been given the opportunity to discuss it with independent legal counsel. I have completely filled out Exhibit A to this Agreement or left such exhibit blank because no prior inventions exist. I have received a copy of Exhibit B to this Agreement.

(Signature)

(Printed Name)	/s/ Neal D. Goldman

Dated:	/s/ 5/12/10

Address:

Accepted and Agreed To:

Company

(Signature)

By:

Title:

Dated:

Address:

Exhibit A

PRIOR INVENTIONS

TO:	The Company

FROM:	(Please Print Full Name)

SUBJECT:	Prior Inventions

I.	Except as listed in Section II below, the following is a complete list of all Prior Inventions:

☐	No inventions or improvements.

☐	Please provide a detailed description of all Prior Inventions below:

☐	Additional Sheets attached.

II.	Due to a prior confidentiality agreement, I cannot complete the disclosure under Section I above with respect to inventions or improvements generally listed below, the Intellectual Property Rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement Party(ies) Relationship

1.

2.

3.

☐	Additional Sheets attached.

Exhibit B

LIMITED EXCLUSION NOTIFICATION

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any Invention that you develop entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

1.	Relate at the time of conception or reduction to practice to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2.	Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.